Exhibit 99.11

AllianceBernstein Announces February 28, 2006 Assets Under Management

New York, NY, March 9, 2006 – AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today reported that preliminary assets under management increased by approximately $2 billion, or 0.3%, in the month of February to $608 billion as net inflows into international and global services in all distribution channels were partially offset by unfavorable investment returns, primarily in growth equity services.

ALLIANCEBERNSTEIN L.P.

ASSETS UNDER MANAGEMENT

($billions)

	At February 28, 2006 (preliminary)				At Jan 31, 2006
	Institutional Investments	Retail	Private Client	Total	Total
Equity
Growth	$85	$53	$18	$156	$158
Value	163	53	39	255	252
Total Equity	248	106	57	411	410

Fixed Income	103	41	22	166	165

Index/Structured	25	6	0	31	31

Total	$376	$153	$79	$608	$606

	At January 31, 2006

Total	$376	$152	$78	$606

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At December 31, 2005, AllianceBernstein Holding owned approximately 32.2% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 60.7% of the AllianceBernstein Units at December 31, 2005 (including those held indirectly through its ownership of approximately 1.8% of the issued and outstanding AllianceBernstein Holding Units) which, including the general partnership interests in AllianceBernstein and AllianceBernstein Holding, represent an approximate 61.1% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax regulations and rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1A of Form 10-K for the year ended December 31, 2005. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Please remember that factors other than those listed in “Risk Factors” could also adversely affect our business, operating results, or financial condition.